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                        CERTIFICATE OF AMENDMENT AND RESTATEMENT OF
                              ARTICLES OF INCORPORATION OF
                                       LASERSCOPE


     Herbert G. Taus and Craig W. Johnson hereby certify that:
     1. They are the President and Secretary, respectively, of Laserscope, a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read as set forth in the attached Exhibit A.

     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporations Law. The total number of outstanding shares of capital stock of the corporation is 1,262,073 shares of Common Stock, 556,120 shares of Series A Preferred Stock, 770,292 shares of Series B Preferred Stock, 535,923 shares of Series C Preferred Stock, 366,244 shares of Series D Preferred Stock, 666,666 shares of Series E Preferred Stock, and 403,328 shares of Series F Preferred Stock. The number of shares voting in favor of the Certificate of Amendment of Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock voting together as a class, more than 50% of the outstanding shares of Common Stock, voting separately as a class, more than 50% of the outstanding shares of Series A, B, C, D, E and F Preferred Stock voting together as a class, more than 50% of the outstanding shares of Series B and Series C Preferred Stock voting together as a class, more than 50% of the outstanding shares of Series D Preferred Stock voting as a class, more than 50% of the outstanding shares of Series E Preferred Stock voting as a class, and more than 50% of the shares of Series F Preferred Stock voting as a class. The Company closed sales of its Common Stock to the public pursuant to a Registration Statement filed with the Securities and Exchange Commission on December 7, 1989. At that time, all shares of Series A, B, C, D, E and F Preferred Stock converted into shares of Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment and Restatement of Articles of Incorporation are true of our own knowledge.

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     Executed at Palo Alto, California this 7th day of December 1989.

                                   /s/Herbert G. Taus
                                   ---------------------------------------------
                                   Herbert G. Taus, President


                                   /s/Craig W. Johnson
                                   ---------------------------------------------
                                   Craig W. Johnson, Secretary


                                       -2-
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                                    EXHIBIT A
                          SEVENTH AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   LASERSCOPE

                                        I
     The name of this corporation is Laserscope.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                       III

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The number of shares of Common Stock this corporation is authorized to issue is 25,000,000 and the total number of shares of Preferred Stock this corporation is authorized to issue is 5,000,000.

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation to determine or alter the rights, preferences, privileges or restrictions stated in these Articles of Incorporation; to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of the series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV

     (A) LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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     (B)  INDEMNIFICATION OF CORPORATE AGENTS.  This corporation is authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limitations set forth in
Section 204 of the California General Corporation Law in actions for breach of duty to this corporation or its shareholders.

     (C) REPEAL OF MODIFICATION. Any repeal of modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation or liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.